February 27, 1998



Mr. Joseph Kristul
President
Transnational Financial Corporation
301 Junipero Serra Boulevard, Suite 260
San Francisco, CA 94127

Dear Joseph:

This letter ("agreement") is to set forth the terms for our working with Transnational Financial Corporation (the "Company") in it strategic decision to pursue an initial public offering (IPO") and to secure additional short term capital. This agreement will also encompass the work to-date performed by Financial Capital Resources in it's support of the Company as the Company pursues it's goals and objectives.

SCOPE OF WORK

This agreement covers without limitation, the search for an underwriter to undertake the initial public offering; the strategic planning associated with the IPO; co-ordination and oversight of IPO process including legal, accounting and operational issues; review of legal documents prepared by legal counsel; drafting of stock offering prospectus; assistance of additional short term capital through suggestion of personal loan guaranteed by stock of company; introduction and assistance with Insouth to secure short term loan and continued involvement until completion of IPO.

EXPENSES

FCR shall be responsible for all out-to-pocket expenses incurred during the course of this engagement except that FCR shall be reimbursed for all airfare and hotel expense incurred on behalf of the Company. These expenses will be billed on a monthly basis and will be due and payable within five days of receipt by Company.

FEES

Our fees for the scope of work as presented will be the sum of the following:

         1)

                  an amount equal to three quarters of one percent (3/4%) of the Company's stock, which in the event that the IPO fails to close, will be returned by FCR to the Company.

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                  (the stock calculation will be based on the Company's existing stock base prior to the IPO conversion rate)

2)

                  an amount of $75,000 to be paid from the proceeds of the IPO. This amount is to be paid to FCR within two days of the Company receiving the IPO proceeds.

3)

                  an amount of $25,000 on the earlier of the funding of the subordinate debt or March 15, 1998.

If for any reason the IPO does not close, in addition to the payments under item three above, FCR will be entitled to an additional cash payment of $25,000 on July 31, 1998.

I have really enjoyed working with you during the last three years and am looking forward to a successful completion of the IPO which will give you the capital base to originate $1.5 billion in loans per annum.


Sincerely,


/s/ Hilary Whitley
Hilary Whitley
President

ACCEPTED AND AGREED TO:



/s/ Joseph Kristul
Joseph Kristul
Transnational Financial Corporation


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